EXHIBIT 23.1

                     Consent of Certified Public Accountants

To Whom It May Concern:

      Pascale, Razzino, Alexanderson & Co., PLLC, Certified Public Accountants, hereby consents to the inclusion of the financial statements and our Report of Independent Certified Public Accountants of U.S. Mobile Services, Inc. and Subsidiary as of and for the year ended December 31, 1999.